Exhibit 99.1

Strongbridge Biopharma plc Announces Termination of Public Offering of Ordinary Shares

DUBLIN, Ireland and TREVOSE, Pa., August 15, 2018 — Strongbridge Biopharma plc (NASDAQ:SBBP) (the “Company”) today announced that it has terminated the public offering of ordinary shares previously announced on August 14, 2018.  The termination results from an assessment by the Company’s management that current market conditions are not conducive for an offering on terms that would be in the best interests of the Company’s shareholders.

About Strongbridge Biopharma plc

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes MACRILEN™ (macimorelin), the first and only FDA-approved oral drug indicated for the diagnosis of adult growth hormone deficiency, RECORLEV™ (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. MACRILEN has orphan drug exclusivity in the United States, and both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

Contacts: Corporate and Media Relations Elixir Health Public Relations Lindsay Rocco +1 862-596-1304 lrocco@elixirhealthpr.com

Investor Relations

US:

The Trout Group

Marcy Nanus

+1 646-378-2927

mnanus@troutgroup.com

Europe:

First House

Geir Arne Drangeid

+47 913 10 458

strongbridgebio@firsthouse.no

USA:

900 Northbrook Drive

Suite 200

Trevose, PA 19053

Tel. +1 610-254-9200

Fax. +1 215-355-7389